Exhibit 10.17

Unlocking the value of digital assets.

July 27, 2020

CONFIDENTIAL

Mr. Nicolas Cabrera

Via Email: nicolas.cabrera@bakkt.com

Re:	Modification of Offer Letter

Dear Nicolas:

This letter agreement relates to and modifies the June 3, 2019 letter governing your employment with Bakkt, LLC (the “Offer Letter”). Capitalized terms not defined in this letter shall be as defined in the Offer Letter.

1. Base Salary. Your base salary is adjusted to $370,000 per year, effective as of March 1, 2020. Your title Is Chief Product Officer.

2. Relocation Bonus. The section of the Offer Letter titled “Relocation Bonus” is amended and restated to read as follows:

“A $75,000 relocation bonus (the “Relocation Bonus”) will be paid as soon as practical following the date of your relocation to Atlanta, Georgia (the “Relocation Date”), so long as the Relocation Date is on or before December 31, 2020. You will receive the Relocaton Bonus less appropriate withholding taxes and authorized deductions. Should you decide to leave the Company for any reason within the twelve (12) months following the Relocation Date, you will be required to repay a prorated portion of the Relocation Bonus based on the number of months out of such 12-month period you were not employed by the Company following the Relocation Date.”

3. Severance Protection. A new section, titled “Severance Protection” is added to the Offer Letter which reads as follows:

“Severance Protection:	In recognition of the risk associated with this new venture, we are providing this layer of severance protection in lieu of the Company’s standard severance policy.

If you are terminated by the Company for any reason other than for Cause (as defined below) with a termination date effective on or before December 31, 2021, you will be eligible for a lump sum severance payment in the amount of $370,000, plus an additional amount attributable to 12 months of COBRA costs.

www.bakkt.com

© 2020 Bakkt. The following are trademarks of Bakkt and/or its affiliated companies: Intercontinental Exchange, ICE, New York Stock Exchange, NYSE and Bakkt. For more information regarding trademarks owned by Intercontinental Exchange, Inc. and/or its affiliated companies see: https://www.bakkt.com/terms-of-use

Unlocking the value of digital assets.

In all instances, the severance payment illustrated above is a gross amount, subject to applicable withholding, and is subject to the execution by you of a release of claims and confirmation of post-employment restrictions in a form to be provided by the Company.”

For purposes of the foregoing, “Cause” means (i) you are convicted of, plead guilty to, or confess or otherwise admit to any felony or any act of fraud, misappropriation or embezzelement, (ii) you engage in any act or omission involving willful misconduct, or (iii) you violate any provision of any code of conduct adopted by the Company which applies to you and other employees if the consequence of such violation for any employee subject to such code of conduct ordinarily would be a termination of his or her employment.”

All other terms and conditions of the Offer Letter shall remain unmodified and in full force and effect.

Please sign below to indicate your agreement with and acceptance of the foregoing.

Sincerely,

/s/ Marc D’Annunzio
Marc D’Annunzio
General Counsel and Secretary

Accepted and agreed:

/s/ Nicolas Cabrera	8/31/2020 | 10:45:17 EDT
Nicolas Cabrera	Date

www.bakkt.com

© 2020 Bakkt. The following are trademarks of Bakkt and/or its affiliated companies: Intercontinental Exchange, ICE, New York Stock Exchange, NYSE and Bakkt. For more information regarding trademarks owned by Intercontinental Exchange, Inc. and/or its affiliated companies see: https://www.bakkt.com/terms-of-use

2